Exhibit 99.1

 TM

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Tuesday, September 27, 2005

CLAYTON WILLIAMS ENERGY UPDATES GUIDANCE

FOR EFFECTS OF HURRICANE KATRINA

Midland, Texas, September 27, 2005 – Clayton Williams Energy, Inc.  (NASDAQ-NMS: CWEI) today updated its financial guidance for the effects of Hurricane Katrina on its Louisiana oil and gas production.  As previously announced, substantially all of its Louisiana production was in the path of Katrina and has been shut-in since late August.  Early damage assessments indicate that all of the Company’s facilities could be repaired within 3 to 8 weeks if field services and supplies continue to be available.  The Company’s current estimate for repairs is $1.5 million, the majority of which will be covered by insurance.  However, most of the Company’s production flows through pipeline and plant facilities operated by others.  Estimates of time needed to repair the various facilities generally range from three to seven months.

Based on our assessment, we are adjusting our previously issued financial guidance disclosures for the effects of Hurricane Katrina on our company-wide oil and gas production, as follows:

Company-wide Average Daily Production

	Third Qtr	Fourth Qtr
Gas (Mcf):
Previous estimate	45,500 to 49,500	44,500 to 48,500
Current estimate	40,500 to 44,500	31,000 to 35,000

Estimated percentage reduction	10.5%	29.0%

Oil (Bbls):
Previous estimate	6,350 to 6,550	6,225 to 6,425
Current estimate	6,000 to 6,200	5,225 to 5,425

Estimated percentage
reduction	5.4%	15.8%

MORE . . .

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility or oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:
Patti Hollums	Mel G. Riggs
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com